Exhibit 99.1

NEWS RELEASE

1901 Chouteau Avenue : St. Louis, MO 63103 : Ameren.com

Contacts:	Media	Analysts
	Joe Muehlenkamp	Douglas Fischer
	314.554.4135	314.554.4859
	jmuehlenkamp@ameren.com	dfischer@ameren.com

For Immediate Release

Retired President of Consolidated Edison Company of New York Elected to Ameren Board of Directors

ST. LOUIS (March 13, 2018) — The board of directors of Ameren Corporation (NYSE: AEE) announced today that Craig S. Ivey, retired president of Consolidated Edison Company of New York, Inc., has been elected to the Ameren board of directors effective March 9, 2018.

Ivey served as president of Consolidated Edison Company of New York, Inc. (Con Edison) from 2009 through 2017. Con Edison provides electric service to approximately 3.4 million customers and delivers gas to approximately 1.1 million customers in New York City and Westchester County. It also operates the largest steam distribution system in the United States for customers in New York City.

He previously served in various positions at Dominion Resources, an electric utility company in Virginia, from 1985 to 2009, most recently as senior vice president for transmission and distribution.

“We are very pleased to have Craig join the Ameren Board of Directors,” said Warner L. Baxter, chairman, president and chief executive officer of Ameren. “His extensive utility operating experience coupled with his deep regulatory expertise will bring tremendous value to our customers and shareholders.”

Ivey holds a Bachelor of Science degree in electrical engineering from North Carolina State University and has completed executive education programs at the University of Michigan and Harvard University.

NEWS RELEASE

Ivey’s election increases the size of the Ameren board of directors from 11 members to 12. He will serve on the board’s Audit and Risk Committee and its Nuclear and Operations Committee.

St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric distribution and transmission service, as well as natural gas distribution service, while Ameren Missouri provides vertically integrated electric service, with generating capacity of nearly 10,300 megawatts, and natural gas distribution service. Ameren Transmission Company of Illinois develops regional electric transmission projects. For more information, visit Ameren.com, or follow us on Twitter at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn.com/company/Ameren.

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